UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

ITERIS, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1) Title of each class of securities to which transaction applies:

(2) Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4) Proposed maximum aggregate value of transaction:

(5) Total fee paid:

☐	Fee paid previously with preliminary materials.
☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid:

(2) Form, Schedule or Registration Statement No.:

(3) Filing Party:

(4) Date Filed:

Dear Fellow Stockholder:

Thank you for your interest and investment in our company. We have previously provided you with proxy materials regarding our 2019 Annual Meeting of Stockholders to be held on Thursday, September 12, 2019. You may have also seen a press release from or been contacted by Laughing Water Capital, which has publicly called for against votes for certain of our directors: Kevin C. Daly, Mikel H. Williams and me.

Members of our Board and management team have had regular contact with Laughing Water Capital and take their input seriously, as we do all stockholder feedback. We are disappointed that Laughing Water Capital has decided to undertake this action given our sustained business growth and our continued efforts to demonstrate best practices in corporate governance. In the recent years, these efforts have included:

•                  Our Charter and Bylaws were amended to provide for a majority voting standard for uncontested director elections and the elimination of cumulative voting in the election of directors.

•                  Changes in the make-up of our Board have led to an overall decline in board tenure from 2014 to 2019, decreasing from a mean of 11 years [and a median of 9 years ] to a mean of 10 years [and a median of 6 years] based on the reported dates in our proxy statements for the respective years.

o                Scott E. Deeter was appointed to our Board in February 2017, bringing additional experience in agribusiness and agriculture technology.

o                Laura L. Siegal was appointed to our Board in May 2018, increasing the diversity of viewpoints and adding further financial expertise to our Board.

The past few years have also seen strong financial performance for Iteris, following our decision to refocus our business.

•                  In September 2015, we hired Joe Bergera as President and Chief Executive Officer.

•                  Since that time, our share price has increased significantly. For example, our share price was $5.15 at close of market on the date Laughing Water Capital issued its investor letter. This represents a 175.4% increase compared to our share price on the same date four years ago. During the same four year period, the Russell 2000 increased 25.4%.

•                  In our fiscal fourth quarter 2019, we drove record fourth quarter revenue of $26.1 million, up 3.2% over the prior year period, and in our fiscal first quarter 2020 we saw continued revenue growth to $26.6 million, up 4% over the prior year period.

•                  In June 2019, we increased our strength in the smart transportation market by acquiring Albeck Gerken, Inc., a privately held professional transportation engineering firm. The cash portion of this acquisition was financed by a highly over-subscribed underwritten public offering of the Company’s common stock that produced net proceeds of approximately $26.8 million. The balance of the net proceeds is available to the Company for general corporate purposes, including future acquisitions.

•                  We continued to introduce innovative solutions that position us to capitalize on favorable long-term, secular trends and we are confident that we have a strong position in a market that is poised for continued growth to the benefit of all of our stockholders.

As we grow and further enhance our business model, we will always evaluate all available strategic options to maximize shareholder value and prioritize future uses of capital to business lines and products that we believe maximize our return on investment and long-term prospects. To accomplish this objective, we believe it is important to maintain continuity within our highly qualified Board, while also continuing to search for strong new candidates to broaden diversity of thought and skillset. Messrs. Daly and Williams and I have a deep understanding of the history of the company and have helped guide Iteris on its current successful path, experience that is irreplaceable. However, we do hear and understand our stockholders’ focus on continued board refreshment. We take seriously the need to bring new directors to Iteris and intend to continue to do so in the future.

We continue to welcome and appreciate input from all our stockholders and carefully consider all input. For the past four years, our renewed success has shown that our Board’s business approach has been paying off. We recognize there are opportunities to increase Iteris’ potential through continued corporate governance improvements and intend to take these very seriously. However, at this time, we do not believe that hasty changes to our Board will increase Iteris’ prospective growth.

We strongly recommend that you re-elect the Iteris directors by voting FOR all 7 of Iteris’s qualified and experienced director nominees.

Sincerely,

Thomas L. Thomas